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                                                                      EXHIBIT 21


                    SUBSIDIARIES OF ARGO-TECH CORPORATION


1.      Argo-Tech Corporation (Aftermarket), a Delaware corporation.

2.      Argo-Tech Corporation (HBP), a Delaware corporation.

3.      Argo-Tech Corporation (OEM), a Delaware corporation.

4.      The J.C. Carter Company, Inc., a California corporation.